Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

INSPIRE PHARMACEUTICALS, INC.

at

$5.00 Net Per Share

by

MONARCH TRANSACTION CORP.

a wholly-owned subsidiary of

MERCK & CO., INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 12, 2011, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	April 15, 2011

Enclosed for your consideration is an Offer to Purchase dated April 15, 2011 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Monarch Transaction Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Merck & Co., Inc., a company formed under the laws of New Jersey (“Merck”), to purchase all outstanding shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights, each a “Share” and collectively, the “Shares”) of Inspire Pharmaceuticals, Inc., a Delaware corporation (“Inspire”), at a purchase price of $5.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is the Letter to Shareholders from the President and Chief Executive Officer of Inspire accompanied by Inspire’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $5.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.

The board of directors of Inspire has unanimously: (i) determined that each of the transactions contemplated in the Agreement and Plan of Merger, dated as of April 5, 2011, by and among Inspire, Merck and the Purchaser (the “Merger Agreement,” as amended from time to time), including the Offer and the Merger (as defined below), are fair to and in the best interests of Inspire and its shareholders (other than Merck, the Purchaser and their respective affiliates), (ii) approved the Merger Agreement and the transactions contemplated by the Merger

Agreement, including the Offer and the Merger and (iii) recommended that you accept the Offer and tender your Shares to the Purchaser, and adopt the Merger Agreement and approve the Merger, if adoption by Inspire’s shareholders is required by applicable law.

4.	The Offer is being made pursuant to the Merger Agreement under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Inspire, with Inspire surviving the Merger as a wholly-owned subsidiary of Merck (the “Merger”). At the effective time of the Merger, each outstanding Share (other than Shares that are owned by Merck, the Purchaser or their subsidiaries or Shares owned by Inspire or by its shareholders who are entitled to and properly exercise appraisal rights) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase. The Merger Agreement provides that Inspire will take all reasonable steps necessary to provide that all options to acquire Shares will become fully vested immediately prior to the acceptance for payment of all the Shares validly tendered and not properly withdrawn during the initial offering period (including extensions) (the “Acceptance Time”) and will be canceled as of the Acceptance Time in exchange for the right to receive, without interest, a lump sum cash amount equal to the excess, if any, of the Offer Price over the per share exercise price of such option multiplied by the number of shares of Inspire Common Stock issuable upon exercise of such option (less any applicable withholding taxes). The Merger Agreement further provides that Inspire will take all reasonable steps necessary to provide that all outstanding awards of restricted stock units will become fully vested and all restrictions and conditions applicable thereto will lapse immediately prior to the Acceptance Time and be canceled as of the Acceptance Time and converted into the right to receive, without interest, a cash payment equal to the Offer Price (less any applicable withholding taxes). The Merger Agreement is more fully described in the Offer to Purchase.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 12, 2011 (THE “EXPIRATION TIME”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION TIME” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before any then scheduled expiration of the Offer, a number of Shares that, together with the Shares then beneficially owned by Merck or any subsidiary of Merck, if any, represents at least a majority of the Shares outstanding immediately prior to the expiration of the Offer, determined on a fully diluted basis and excluding any Shares that may be issuable pursuant to the Top Up Option (as defined in the Merger Agreement) or in connection with the Rights (as defined in the Merger Agreement). The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and (ii) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement) since the date of the Merger Agreement. See Section 15—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

7.	Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or Georgeson Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is properly demonstrated to the Depositary or other paying agent or unless the required taxpayer identification information and certain other certifications are provided to the Depositary or other paying agent. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Time.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION TIME.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by Computershare Inc. (the “Depositary”) of (a) Share certificates (or a timely book-entry confirmation), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or book-entry confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction.

Instructions with respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

INSPIRE PHARMACEUTICALS, INC.

by

MONARCH TRANSACTION CORP.

a wholly-owned subsidiary of

MERCK & CO., INC.

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated April 15, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $0.001 per share (including the associated preferred stock purchase rights, each a “Share” and collectively, the “Shares”) of Inspire Pharmaceuticals, Inc., a Delaware corporation (“Inspire”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)	SIGN HERE

________________ Shares

(Signature(s))

Please type or Print Name(s)

Please type or Print Name(s)

Area Code and Telephone Number

Taxpayer Identification Number or Social Security Number

Dated: __________________

(1) Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.